Exhibit 99.2

Perma-Fix Reports Financial Results for the Third Quarter of 2012

ATLANTA – November 8, 2012 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the third quarter and nine months ended September 30, 2012.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We continue to feel the effects of delayed government spending in both our Treatment and Services Segments. During the third quarter and heading into the fourth quarter of 2012, we have seen a sequential improvement in our Treatment Segment sales, which is reflected in improvements in both revenue and backlog which were up approximately 13.6% and 59.6% respectively, compared to our second quarter of 2012.  Within our Services Segment, we are winning smaller contracts; however, the larger contracts we are bidding on continue to be delayed.  In the meantime, we remain focused on generating positive cash flow, reducing debt, controlling our costs and growing our revenue.”

Financial Results

Revenue for the third quarter of 2012 was $29.1 million versus $32.8 million for the same period last year. Revenue for the Treatment Segment declined to $11.4 million from $20.2 million for the same period in 2011. Revenue from the Services Segment increased to $17.7 million from $12.6 million for the same period in 2011. Revenue generated from the acquisition of Safety and Ecology Holdings Corporation and its subsidiaries (“SEC”) totaled $11.3 million offset by a decrease in revenue from the Department of Energy (“DOE”) Hanford Site of approximately $6.1 million.  Gross profit for the third quarter of 2012 was $4.4 million versus $11.3 million for the third quarter of 2011.  Gross margin decreased to 15.2% from 34.5% for the same period last year primarily due to lower revenue and the impact of fixed costs on our cost of goods sold. Operating loss for the third quarter of 2012 was $(284,000) versus an income of $6.9 million for the third quarter of 2011.  Net loss attributable to common stockholders for the third quarter of 2012 was $(425,000), or $(0.01) per share, versus net income of $6.0 million or $0.11 per share, for the same period in 2011.  Net income for the third quarter of 2011 included a gain on disposal of discontinued operations of $1.8 million or $0.03 per share.  The Company generated Adjusted EBITDA of $1.3 million from continuing operations during the quarter ended September 30, 2012, as compared to Adjusted EBITDA of approximately $8.1 million for the same period of 2011.

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurement of EBITDA may not be comparable to similarly titled measures reported by other companies.  Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of SEC, the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance.  The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to (loss) income from continuing operations for the three and nine months ended September 30, 2012 and 2011.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2012	2011	2012	2011
Net (loss) income from continuing operations	$(343)	$4,421	$(2,329)	$6,440

Adjustments:
Depreciation & amortization	1,079	1,171	4,522	3,503
Interest income	(10)	(14)	(31)	(40)
Interest expense	223	99	642	458
Interest expense - financing fees	23	22	84	178
Income tax (benefit) expense	(168)	2,399	(1,126)	3,504

EBITDA	804	8,098	1,762	14,043

Fair value of percentage of completion contract resulting from acquisition	521	—	1,249	—

Adjusted EBITDA	$1,325	$8,098	$3,011	$14,043

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended		Nine Months Ended
	September 30, 2012		September 30, 2012
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$11,405	$17,723	$34,284	$66,896
Gross profit	3,097	1,337	6,904	5,556
Segment profit	1,351	83	2,515	1,008

	Three Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2011
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$20,150	$12,637	$50,116	$35,199
Gross profit	8,979	2,322	15,911	6,469
Segment profit	5,270	1,204	8,649	3,509

Conference Call

Perma-Fix will host a conference call at 12:00 noon ET on Thursday November 8, 2012.  The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or (201) 689-8565 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight on Thursday, November 15, 2012, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering conference ID: 403398.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services.  The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients.  The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.  Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: remain focused on generating positive cash flow, reducing debt, controlling our costs and growing our revenue. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; our ability to obtain new contracts on favorable terms; our ability to perform under contracts that we have and/or will be receiving; material contracts with the federal government, or subcontracts relating to federal sites, are terminated or renegotiated by the federal government; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2011 Form 10-K.  The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2012		2011		2012		2011

Net revenues		$29,128		$32,787		$101,180		$85,315
Cost of goods sold		24,694		21,486		88,720		62,935
Gross profit		4,434		11,301		12,460		22,380

Selling, general and administrative expenses		4,198		4,022		13,825		10,829
Research and development		502		357		1,390		1,019
Loss on disposal of property and equipment		18		―		15		―
(Loss) income from operations		(284)		6,922		(2,770)		10,532

Other income (expense):
Interest income		10		14		31		40
Interest expense		(223)		(99)		(642)		(458)
Interest expense-financing fees		(23)		(22)		(84)		(178)
Other		9		5		10		8
(Loss) income from continuing operations before taxes		(511)		6,820		(3,455)		9,944
Income tax (benefit) expense		(168)		2,399		(1,126)		3,504
(Loss) income from continuing operations, net of taxes		(343)		4,421		(2,329)		6,440

Loss from discontinued operations, net of taxes		(61)		(187)		(258)		(7)
Gain on disposal of discontinued operations, net of taxes		―		1,777		―		1,777
Net (loss) income		(404)		6,011		(2,587)		8,210

Less: net income attributable to non-controlling interest		21		―		179		―

Net (loss) income attributable to Perma-Fix Environmental Services, Inc. common stockholders		$(425)		$6,011		$(2,766)		$8,210

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic:
Continuing operations		$(.01)		$.08		$(.04)		$.12
Discontinued operations	$	―	$	―		$(.01)	$	―
Disposal of discontinued operations	$	―		$.03	$	―		$.03
Net (loss) income per common share		$(.01)		$.11		$(.05)		$.15

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - diluted:
Continuing operations		$(.01)		$.08		$(.04)		$.12
Discontinued operations	$	―	$	―		$(.01)	$	―
Disposal of discontinued operations	$	―		$.03	$	―		$.03
Net (loss) income per common share		$(.01)		$.11		$(.05)		$.15

Number of common shares used in computing net (loss) income per share:
Basic		56,140		55,174		56,099		55,137
Diluted		56,140		55,174		56,099		55,142

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2012	2011

ASSETS
Current assets:
Cash	$2,753	$12,055
Restricted cash	35	1,535
Account receivable, net of allowance for doubtful accounts of $803 and $228	14,981	19,106
Unbilled receivables	8,694	9,871
Other current assets	6,920	6,589
Deferred tax assets - current	2,187	2,426
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $47 and $48	526	693
Total current assets	36,096	52,275

Net property and equipment	36,487	39,835
Property and equipment of discontinued operations, net of accumulated depreciation of $60 and $62	1,614	1,650
Deferred tax asset, net of liabilities	1,211	1,295
Intangibles and other assets	73,100	69,548
Total assets	$148,508	$164,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	27,781	37,999
Current liabilities related to discontinued operations	1,718	2,197
Total current liabilities	29,499	40,196

Long-term liabilities	24,793	28,084
Long-term liabilities related to discontinued operations	1,953	1,775
Total liabilities	56,245	70,055
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized,1,284,730 shares issued and outstanding, liquidation value $1.00 per share plus accrued and unpaid dividends	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 56,186,121 and 56,068,248 shares issued, respectively; 56,147,911 and 56,030,038outstanding, respectively	56	56
Additional paid-in capital	102,710	102,411
Accumulated deficit	(12,271)	(9,505)
Accumulated other comprehensive income	—	(3)
Less Common Stock in treasury, at cost: 38,210 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	90,407	92,871
Non-controlling interest	571	392
Total stockholders' equity	90,978	93,263

Total liabilities and stockholders' equity	$148,508	$164,603